OPTIMUM FUND TRUST

Registration No. 811-21335
FORM N-SAR
Semi-Annual Period Ended September 30, 2014

SUB-ITEM 77I: Terms of new or amended securities

On September 17-18, 2014, the Board of Trustees (the ?Board?) of Optimum Fund Trust (the ?Registrant?) voted to approve the early conversion of the Optimum Large Cap Growth Fund, Optimum Large Cap Value Fund, Optimum Small-Mid Cap Growth Fund, Optimum Small-Mid Cap Value Fund, Optimum International Fund and Optimum Fixed Income Funds? Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated September 18, 2014 to the Registrant?s registration statement dated July 29, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-14-000498).

WS: MFG_Philadelphia: 887495: v1

WS: MFG_Philadelphia: 866253: v1